Exhibit 12 (a)

                             BNP U.S. FUNDING L.L.C.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                          (in thousands, except ratios)





                                                               For the Three
                                                                Months Ended
                                                               March 31, 2004
                                                                (unaudited)
                                                               --------------
Net income                                                       $   5,236
                                                                 =========
Fixed charges:
      Audit fees                                                        13
      Trustee fees                                                      39
      Administrative and consulting fees                               265
                                                                 ---------

Total fixed charges                                                    317
                                                                 ---------

Earnings before fixed charges                                     $  5,553
                                                                 ---------

Fixed charges, as above                                                317
                                                                 ---------

Ratio of earnings to fixed charges                                   17.52
                                                                 ---------